Exhibit 99.1

FROM:	Franklin Resources, Inc. Media Relations: Matt Walsh (650) 312-2245 Investor Relations: Brian Sevilla (650) 312-4091 franklinresources.com

FOR IMMEDIATE RELEASE

Franklin Resources, Inc. Announces Quarterly Dividend and Stock Split

San Mateo, CA, June 13, 2013 – Franklin Resources, Inc. (the “Company”) [NYSE:BEN] announced a quarterly cash dividend in the amount of $0.29 per share payable on July 8, 2013 to stockholders of record holding shares of common stock at the close of business on June 24, 2013. The quarterly dividend of $0.29 per share is equivalent to the dividend paid for the prior quarter and represents a 7% increase over the quarterly dividend paid for the same quarter last year.

Additionally, the Company’s Board of Directors declared a 3-for-1 split of the common stock, to be paid in the form of a stock dividend. The stock dividend is payable on July 25, 2013 to common stockholders of record as of July 12, 2013.

Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management solutions managed by its Franklin, Templeton, Mutual Series, Bissett, Fiduciary Trust, Darby, Balanced Equity Management and K2 investment teams. The San Mateo, CA-based company has more than 65 years of investment experience and over $846 billion in assets under management as of May 31, 2013. For more information, please call 1-800/DIAL BEN® or visit franklinresources.com.

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